Exhibit 2.1

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 (this “Amendment”), dated as of September 30, 2024 to the Agreement and Plan of Merger dated as of July 25, 2024 (as the same has been and may be amended, modified or supplemented in accordance with its terms, the “Merger Agreement”) is entered into by and among Bally’s Corporation, a Delaware corporation (the “Company”), SG Parent LLC, a Delaware limited liability company (“Parent”), The Queen Casino & Entertainment, Inc., a Delaware corporation and Affiliate of Parent (“Queen”), Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub II”, and together with the Company and Merger Sub I, the “Company Parties”), and, solely for purposes of specified provisions of the Merger Agreement, SG CQ Gaming LLC, a Delaware limited liability company (“SG Gaming” and together with Parent and Queen, the “Buyer Parties”). Each of the Buyer Parties and the Company Parties is sometimes referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into the Merger Agreement as of July 25, 2024 (the “Original Execution Date”) and Amendment No. 1 to the Merger Agreement as of August 27, 2024;

WHEREAS, Section 11.13 of the Merger Agreement permits the Parties to amend the Merger Agreement prior to the Closing by an instrument in writing signed by the Parties; and

WHEREAS, the Parties desire to amend certain terms of the Merger Agreement to the extent provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each capitalized term used herein that is defined in the Merger Agreement has the meaning assigned to such term in the Merger Agreement.

Section 2. Amendments to the Merger Agreement.

(a) Section 1.1 of the Merger Agreement is hereby amended to delete therefrom the defined term, and definition of, “Class A Common Stock” in its entirety.

(b) Sections 2.8(a), (b), (c) and (d) of the Merger Agreement are amended to read as follows:

(a) Elections. Each Person (other than the Company and its Subsidiaries) who is a record holder of shares of Company Common Stock on the Election Form Record Date, or who becomes a record holder of shares of Company Common Stock during the period between the Election Form Record Date and the Election Deadline and has received the Election Form and related materials pursuant to Section 2.8(c), may submit an Election Form specifying the number of shares of Company Common Stock held by such Person that such Person elects to have remain issued and outstanding in the Company Merger (each such share of Company Common Stock for which such election is validly made and not revoked in accordance herewith, a “Rolling Company Share,” and each such election, a “Rolling Share Election”). In making any Rolling Share Election, each such record holder making such election shall be deemed to have elected and consented to have each Rolling Company Share subject to such Rolling Share Election be assigned a new CUSIP number that will identify the Rolling Company Shares (the “Rolling Company Share CUSIP”) as set forth in Section 2.8(c). Any record holder who fails to properly submit an Election Form on or before the Election Deadline in accordance with the procedures set forth in this Section 2.8(a) with respect to all or any portion of such holder’s shares of Company Common Stock shall be deemed to have not made a Rolling Share Election with respect to such shares. Holders of record of shares of Company Common Stock who hold such shares of Company Common Stock as nominees, trustees or in other representative capacities may submit a separate Election Form on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds shares of Company Common Stock. The Parties agree to treat each Rolling Share Election as a non-realization event for U.S. federal income tax purposes.

(b) Appointment of Payment Agent. Prior to the mailing of the Proxy Statement by the Company to the Company Stockholders: (i) Parent and the Company shall mutually agree on the appointment of a bank or trust company to act as payment and exchange agent (the “Payment Agent”) in respect of the Rolling Share Election, Company Merger and payment of the Per Share Price; and (ii) the Company will enter into a paying agent agreement, in form and substance reasonably acceptable to Parent and the Company, with such Payment Agent, to which Parent shall be a third-party beneficiary.

(c) Mailing of Election Form; Election Deadline; Assignment of Rolling Company Share CUSIP. Parent shall prepare, and the Company shall direct the Payment Agent to mail, a form of election, which form shall be subject to the reasonable approval of the Company (the “Election Form”), at least twenty (20) days prior to the Company Stockholder Meeting, as reasonably determined by Parent and the Company, to the record holders of Company Common Stock on the record date for the Company Stockholder Meeting (the “Election Form Record Date”), which Election Form shall permit each record holder of shares of Company Common Stock (other than the Company and its Subsidiaries) who wishes to make a Rolling Share Election to specify the number of shares of Company Common Stock with respect to which each such holder elects the Rolling Share Election; provided that the Company shall use commercially reasonable efforts to mail or otherwise make available (by posting on the Company’s website or otherwise) the Election Form and related materials to all Persons who become record holders of Company Common Stock during the period between the Election Form Record Date and the Election Deadline for use by such holders who desire to make a Rolling Share Election. Any such holder’s Rolling Share Election shall have been properly made only if the Payment Agent shall have received at its designated office, by 5:00 p.m. Eastern time on the date of the Company Stockholder Meeting or such later date mutually agreed by Parent and the Company (the “Election Deadline”), an Election Form properly completed and signed and, if the shares of Company Common Stock in respect of which such election is sought to be made are represented by a certificate or certificates (the “Certificates”), such Election Form shall be accompanied by such Certificate or Certificates (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in the Election Form from a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act), provided that such Certificate or Certificates are in fact delivered to the Payment Agent within five (5) Business Days after receipt by the Payment Agent of such guarantee of delivery. The Election Form may provide that the stockholders making a Rolling Share Election agree (i) not to effect any sales or other transfers of any share of Company Common Stock subject to the Rolling Share Election from the time of submission of the related Election Form until the earliest of (A) the valid termination of this Agreement pursuant to Article X, (B) the Election Deadline and (C) the proper revocation of a Rolling Share Election to which such shares of Company Common Stock relate, in accordance with Section 2.8(d); provided that if a Rolling Share Election is revoked only in part, the applicable stockholders may only effect a sale or other transfer of the shares of Company Common Stock in respect of which such Rolling Share Election was revoked and (ii) after the Election Deadline, not to effect any sales or other transfers of any share of Company Common Stock subject to the Rolling Share Election (i.e., a Rolling Company Share) unless and until the Rolling Company Share CUSIP is assigned in respect of such Rolling Company Share until the earliest of (A) the valid termination of this Agreement pursuant to Article X, (B) the Company Effective Time and (C) the proper revocation of a Rolling Share Election to which such shares of Company Common Stock relate, in accordance with Section 2.8(d)(ii); provided that if a Rolling Share Election is revoked only in part, the applicable stockholders may only effect a sale or other transfer of the shares of Company Common Stock not bearing the Rolling Company Share CUSIP in respect of which such Rolling Share Election was revoked. As promptly as practicable after the Election Deadline (or any applicable election deadline following the initial Election Deadline in accordance with Section 2.8(g)), but subject to the receipt of the Requisite Stockholder Approval and Section 2.8(d), (i) the Company shall use commercially reasonable efforts to take such actions necessary to have assigned to the Rolling Company Shares the Rolling Company Share CUSIP and (ii) any stockholder that submitted to the Payment Agent in connection with the stockholder’s submission of its Election Form Certificate(s) representing shares of Company Common Stock that became Rolling Company Shares will have returned to such stockholder such Certificate(s) (or replacement Certificate(s)) representing such Rolling Company Shares bearing a legend (or other identifier) identifying such shares as being subject to the Rolling Company Share CUSIP (a “Rolling Company Share CUSIP Legend”). The Company shall use commercially reasonable efforts to cause the Rolling Company Shares assigned the Rolling Company Share CUSIP to be eligible for trading on the NYSE during regular trading hours under the ticker symbol BALY.T, from the Election Deadline until the Company Effective Time. Promptly after the Company Effective Time, the Rolling Company Shares shall, if determined by the Surviving Corporation in its discretion to be necessary to allow for the sale and transfer thereof, be assigned a CUSIP number other than the Rolling Company Share CUSIP and shall thereupon become transferable on the stock transfer books and ledger of the Company with such reassigned CUSIP number.

(d) Ability to Revoke Rolling Share Elections.

(i) Any Election Form may be revoked by the record holders of Company Common Stock submitting it to the Payment Agent only by written notice received by the Payment Agent prior to the Election Deadline. If an Election Form is properly revoked by the record holder of Company Common Stock, any Certificate(s) (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Election Form relates shall be promptly returned to the stockholder that submitted the same to the Payment Agent and shares represented by such Certificates and Book-Entry Shares in respect of which an Election Form was previously submitted shall thereupon become transferable on the stock transfer books and ledger of the Company with the CUSIP number borne by such shares of Company Common Stock at the time of submission of the Election Form submitted in connection therewith.

(ii) All Rolling Share Elections shall automatically be revoked if the Payment Agent is notified in writing by Parent and the Company prior to or after the Election Deadline that this Agreement has been terminated pursuant to Article X. In addition, each of Parent and the Company shall have the authority to revoke all or any part of a Rolling Share Election at any time prior to the Company Effective Time (both before or after the Election Deadline) if it determines in good faith that such election is reasonably likely to delay or prevent receipt of any of the Requisite Gaming Approvals or the holding of shares of Company Common Stock after Closing by the holder thereof is reasonably likely to adversely affect the conduct of Gaming Activities by the Surviving Corporation or any of its Subsidiaries after the Closing. If a Rolling Share Election is revoked in whole or in part in accordance with the foregoing provisions of this Section 2.8(d)(ii), (i) the Company shall promptly notify the applicable stockholder of such revocation, including the number of shares of Company Common Stock in respect of which such Rolling Share Election was revoked, (ii) the shares of Company Common Stock in respect of which such Rolling Share Election was revoked shall be promptly reassigned the CUSIP number borne by such shares of Company Common Stock at the time of submission of the Election Form submitted in connection therewith and shall thereupon become transferable on the stock transfer books and ledger of the Company with such reassigned CUSIP number and (iii) to the extent any shares of Company Common Stock in respect of which such Rolling Share Election was revoked were represented by Certificate(s), the Company shall provide the applicable stockholder with Certificate(s) (or replacement Certificate(s)) representing such shares without any Rolling Company Share CUSIP Legend (if applicable, in exchange for Certificates repressing such shares containing a Rolling Company Share CUSIP Legend), all in accordance with such procedures as the Company and Parent shall determine to be necessary or appropriate.

(c) Section 2.8(f) of the Merger Agreement is amended to read as follows:

(f) Notification of Rolling Company Shares. The Company shall provide, or cause to be provided, prompt notice (but in any event within two (2) Business Days following each applicable Election Deadline) to each Company Stockholder who submits a Rolling Share Election of the number of shares of Company Common Stock held by such Company Stockholder that will be Rolling Company Shares; provided that none of Parent, Merger Sub I or the Company shall be under any obligation to notify any Person of any defect in an Election Form.

(d) Each of Section 2.8(g) and Section 2.8(i) of the Merger Agreement is hereby deleted in its entirety.

(e) Section 2.8(h) of the Merger Agreement is hereby redesignated as Section 2.8(g) of the Merger Agreement and amended to read as follows:

(g) Reopening of Rolling Share Elections. After receipt of the Requisite Stockholder Approval and subject to compliance with applicable law, notwithstanding the foregoing provisions of this Section 2.8, Parent and the Company (subject to the prior approval by the Special Committee) may elect to cause one or more periods for Rolling Share Elections to be made prior to the Company Effective Time subject to such deadlines and procedures as they may determine to be necessary or appropriate. In connection with Rolling Share Elections made and not revoked in any such period, shares of Company Common Stock with respect to which a Rolling Share Election is made shall be assigned the Rolling Company Share CUSIP in respect of such Rolling Company Shares as contemplated by Section 2.8(c) of this Agreement. The Company shall notify Company Stockholders of each such period and the related deadlines and procedures by the filing with the SEC of a Form 8-K or such other report or schedule as may be appropriate. In the event any such additional period for Rolling Share Elections is elected by Parent and the Company (subject to the prior approval by the Special Committee), Rolling Share Elections made in any prior period for Rolling Share Elections, including those made prior to the original Election Deadline, may not be revoked by the applicable Company stockholder who made such prior Rolling Share Election.

(f) Section 8.9 of the Merger Agreement is hereby amended by deleting the following phrase that appears immediately after the words “the Queen Merger”: “or any exchange of shares of Company Common Stock for shares of Class A Common Stock or exchange of conversion of shares of Class A Common Stock to shares of Common Stock”, and replacing such phrase by inserting the following phrase: “or any assignment (or reassignment) of a CUSIP number in respect of Rolling Company Shares as contemplated by this Section 2.8”.

Section 3. Company Disclosure Letter. The Company Disclosure Letter is amended as set forth on Annex A to this Amendment. Each part of the Company Disclosure Letter corresponds to the numbered and lettered sections and subsections of the Merger Agreement, it being understood that any matter disclosed in any section or subsection of the Company Disclosure Letter will be deemed to be disclosed with respect to each other section or subsection of the Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection of the Merger Agreement.

Section 4. Effect of Amendment. From and after the date hereof, each reference in the Merger Agreement (or in any and all instruments or documents provided for in the Merger Agreement or delivered or to be delivered thereunder or in connection therewith) to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall, except where the context otherwise requires, be deemed a reference to the Merger Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement, and a reference to the Merger Agreement in any of such instruments or documents will be deemed to be a reference to the Merger Agreement as amended hereby. The parties hereto agree that all references in the Merger Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date. The Merger Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

Section 5. Other Provisions. This Amendment hereby incorporates the provisions of Section 1.3 and Article XI (General Provisions) of the Merger Agreement as if fully set forth herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

SG PARENT LLC

By	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

THE QUEEN CASINO & ENTERTAINMENT, INC.

By	/s/ Vladimira Mircheva
Name:	Vladimira Mircheva
Title:	Chief Financial Officer

SG CQ GAMING LLC

By	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Manager

BALLY’S CORPORATION

By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Chief Financial Officer

EPSILON SUB I, INC.

By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Director and Chief Financial Officer

EPSILON SUB II, INC.

By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Director and Chief Financial Officer

[Signature Page to Amendment No. 2 to Merger Agreement]

Annex A

AMENDMENT TO COMPANY DISCLOSURE LETTER

Sections 4.7(a), 4.7(b) and Section 7.2 of the Company Disclosure Letter are hereby amended to incorporate the transactions contemplated by the Amendment and to delete any reference to the Certificate of Amendment and the Class A Common Stock contemplated by Amendment No. 1 to the Merger Agreement.